Exhibit (a)(1)
CERTIFICATE OF TRUST
OF
HIGHLAND FLOATING RATE FUND
     This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).
     The undersigned hereby certifies as follows:
     1. Name. The name of the statutory trust formed hereby is: “Highland Floating Rate Fund” (the “Trust”).
     2. Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.
     3. Registered Office and Registered Agent. In accordance with §3807(b), the registered office of the Trust in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of the Trust, has duly executed this Certificate of Trust as of the 26th day of November 2007.

/s/ R. Joseph Dougherty
R. Joseph Dougherty, Trustee